Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Provides Second Half of 2008 Total Revenue and Adjusted EBITDA Guidance, Exceeding
Consensus Estimates

Company Anticipates Adjusted EBITDA Growth During Second Half of 2008, Driven by Combination
of Cost Controls and Recurring Revenue Streams

HONG KONG, ATLANTA – August 26, 2008 — CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, today announced that, based on its preliminary financial projections and estimates, the company expects total revenues for the second half of 2008, to be in the range of approximately (U.S.)$208 million to (U.S.)$210 million, compared to approximately (U.S.)$205 million for the same period in 2007 and above the Wall Street consensus of approximately $206 million. In addition, the company expects Adjusted EBITDA for the second half of 2008 to be approximately (U.S.)$8.0 – (U.S.)$10.0 million, which compares to Adjusted EBITDA of (U.S.)$1.4 for the comparable period in 2007 and Adjusted EBITDA of (U.S.)$5.1 million in the first half of 2008.

“Our two major divisions, CDC Software and CDC Games are growing, with impressive EBITDA growth,” said Peter Yip, CEO of CDC Corporation. “Currently, a large portion of our revenue at these divisions is recurring and our recent management alignment has resulted in a lower corporate overhead.” We are cautiously optimistic about the second half of 2008, notwithstanding the difficult economic backdrop, as we believe we have adjusted our business model accordingly and we are focused on improving profitability, operating metrics and cash generation. In the second half of 2008, we expect to see an almost 100 percent improvement in our adjusted EBITDA from the first half of 2008.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our range of anticipated revenue and license revenue, as well as our expected amounts of and improvement in Adjusted EBITDA, our expectations to post record quarterly revenues and exhibit improvements relative to prior periods, our expectations regarding the yields of our current, past and planned cost savings measures, and our adjustment of our business model, our plans to continue improving our operating metrics, consistently execute our plans quarter over quarter and focus on cash preservation and cash generation, our beliefs regarding our future prospects, our beliefs regarding our position and ability to continue our growth strategy and continue to see improvements in operating margins,our beliefs regarding our past and present cost savings initiatives, including restructurings and headcount reductions, and the effects thereof, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; (p) the risk that the preliminary financial results provided herein could differ from our actual results of operations and financial condition; and (q) the continued strength of revenues from our installed base customers.. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.